UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2006

SONTRA MEDICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Minnesota   000-23017    41-1649949
(State or Other Jurisdiction  (Commission File Number)   (IRS Employer
   of Incorporation)     Identification No.)

10 Forge Parkway
Franklin, Massachusetts 02038
(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 7, 2006, Sontra Medical Corporation (the “Company”) completed a financing (the “Financing”) that provided the Company with net proceeds of approximately $1.6 million pursuant to the terms of a Common Stock and Warrant Purchase Agreement, dated as of March 7, 2006 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, investors purchased 4,390,995 shares of the Company’s Common Stock in a private placement at a per share purchase price of $0.40. The investors also received warrants (together with the Placement Agent Warrants, the “Warrants”) to purchase up to 4,390,995 shares of Common Stock. The Warrants are exercisable at a per share price of $0.58 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the Warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $1.16 per share. The Company intends to use the net proceeds from the Financing for working capital and general corporate purposes. Additional closings of the Financing at which the Company may issue up to 65,359 additional shares of Common Stock and additional warrants to purchase up to 65,359 shares of Common Stock on the same terms as the initial closing may be held through March 17, 2006.

The Company agreed to pay to the placement agent for the Financing for its services: (a) a cash fee equal to 7% of the aggregate capital raised by the Company in the Financing from investors introduced to the Company by the placement agent, excluding the proceeds from any Warrant exercises; (b) warrants to purchase a number of shares of Common Stock of the Company equal to 7% of the total number of shares of Common Stock issued to investors introduced to the Company by the placement agent in the Financing, excluding shares of Common Stock to be issued upon Warrant exercises or in connection with the payment of dividends or interest, on the identical terms and conditions (including exercise price) with the Warrants issued to the investors in the Financing; and (c) a $25,000 legal expense allowance.

In the Financing, a trust for the benefit of the children of Michael R. Wigley, Chairman of the Board of the Company, purchased 375,000 shares of Common Stock and Warrants for the purchase of 375,000 shares of Common Stock, for an aggregate purchase price of $150,000.00.

The offer, sale and issuance to the investors of the Common Stock, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale under the Securities Act the shares of Common Stock issued to the investors and the shares issuable upon the exercise of the Warrants. The Company is also required to register under the Securities Act for resale by the placement agent the shares issuable upon the exercise of the Placement Agent Warrants.

The foregoing description of the Purchase Agreement and the Warrants and the transactions contemplated therein and thereby does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 3.02  Unregistered Sales of Equity Securities.

On March 7, 2006, the Company completed the Financing and issued an aggregate of 4,390,995 shares of Common Stock at an aggregate purchase price of $1,756,398.00. The Company also issued Warrants to purchase up to 4,390,995 shares of Common Stock, and became obligated to issue the Placement Agent Warrants to purchase up to 307,370 shares of Common Stock. For a further description of the Financing, see Item 1.01 above, which is incorporated herein by reference. The shares of Common Stock, the Warrants and the Placement Agent Warrants were issued and sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance and sale of such securities in the Financing.

Item 8.01.  Other Events.

Pursuant to Rule 135c of the Securities Act of 1933, as amended, the full text of a press release issued by the Company on March 7, 2006 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Common Stock and Warrant Purchase Agreement, dated as of March 7, 2006, by and among the Company and the investors listed on Schedule 1 thereto.

99.2	Form of Common Stock Purchase Warrant.

99.3	Press Release of the Company, dated March 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

By: /s/ Sean F. Moran
Date: March 8, 2006             Sean F. Moran
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.  Description

99.1         Common Stock and Warrant Purchase Agreement, dated as of March 7, 2006, by and among the Company and the investors listed on Schedule 1 thereto.

99.2	Form of Common Stock Purchase Warrant.

 99.3       Press Release of the Company, dated March 8, 2006.